FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS SECOND QUARTER RESULTS

NAPLES, Fla. July 23, 2008 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank, The Bank of Venice and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs and Fort Myers area, Highlands County, South Miami-Dade County, the Florida Keys and Sarasota County, today reported a net loss for the three months ended June 30, 2008 of $4.0 million compared to net income of $1.7 million for the second quarter of 2007. On a per share basis, the net loss was $0.29 for the 2008 quarter, compared to net income of $0.13 for the comparable 2007 quarter.

TIB Financial also reported total assets of $1.58 billion as of June 30, 2008, representing 9% asset growth from December 31, 2007. Total loans increased $69.2 million, or 6%, compared to $1.13 billion at December 31, 2007. Total deposits of $1.14 billion as of June 30, 2008 increased $88.2 million, or 8%, from December 31, 2007.

“While our second quarter result is disappointing, it reflects our aggressiveness in addressing the impact of the current economic environment. The holding company, TIB Bank and The Bank of Venice remain financially sound and exceed all regulatory requirements for well capitalized financial institutions,” said Tom Longe, Chairman and CEO. “Despite the challenging economic and operating environment, we have a number of positive developments during the period which reflect our continuous focus on new business initiatives, improvement of operating performance and response to new opportunities.”

These positive developments include:
•	Non performing loans decreased $4.3 million to $22.6 million from $26.9 million at March 31, 2008, and were 1.9% of loans at the end of June.
•
The restructuring of the indirect auto finance operations resulted in significant resolution and reduction in loan delinquency and non performing loans. From a first quarter peak of 6%, total loan delinquencies in this portfolio declined to 3.44% and non performing loans declined from $3.7 million to $1.2 million at the end of June.

•	The net interest margin increased to 3.25% for the quarter compared to 3.13% in the first quarter.
•	Under challenging financial market conditions Naples Capital Advisors increased assets under management to $94 million from $84 million at March 31, 2008.
•	The private banking group contributed $22.4 million in new relationship based lower cost deposits and $6.5 million of loans during the first six months.
•
The hiring of additional residential mortgage and commercial loan officers earlier this year has increased loan production with loans growing $59 million during the second quarter and $69 million year to date.

“We have experienced some positive trends in resolving non performing loans and continue to work with our customers. We are aggressively addressing our problem assets and reduced non performing loans during the quarter. We do remain cautious, however, in light of the challenging economic conditions,” said Mr. Longe.

In response to a variety of factors including the overall growth of the loan portfolios, continued contraction of economic activity in local markets and net charge–offs resulting primarily from the indirect loan portfolio, the second quarter results include a provision for loan losses of $5.7 million. The provision reflects net charge-offs of $4.9 million and an increase in the reserve for loan losses of $0.8 million, to $16.6 million, or 1.39% of loans at June 30, 2008.

As previously described in the Annual Report on Form 10-K for 2007, the company owns three collateralized debt obligation investment securities aggregating $10.0 million  in par value that were written down to $6.1 million as of December 31, 2007. As of June 30, 2008, the estimated fair value of these securities was $5.2 million due to the occurrence of additional defaults by certain underlying issuers. During July 2008, these securities were further downgraded by a nationally recognized rating agency. Due to the ratings downgrade and the amount of unrealized loss resulting from a projection of lower expected cash flows, the company concluded that the additional loss of value was other than temporary under generally accepted accounting principles and wrote-down these investment securities to their estimated fair value. We also own preferred equity securities of a publicly owned company which we originally acquired in 2003 for $3.0 million to obtain community reinvestment credit. As described in our Annual Report, these securities were written down to $1.2 million as of December 31, 2007. During the second quarter of 2008, these securities suffered a significant further decline in market value. We determined that this unrealized loss was other than temporary and wrote this investment down by $1.0 million. Combined, the impairment and write-down of these securities resulted in the recognition of a non-cash charge of $1.9 million. The impact on earnings for the quarter and the year was approximately $1.2 million after tax, or $0.09 per share.

TIB Financial’s results of operations during 2008 include the operations of The Bank of Venice and Naples Capital Advisors subsequent to their acquisitions on April 30, 2007 and January 2, 2008, respectively.

Detailed Financial Discussion
The net loss for the second quarter of 2008 compared to net income during the second quarter of 2007 was due to the increased provision for loan losses, non-cash charges recognized on other than temporary impairment of securities, higher non-interest expenses, lower net interest income, a lower net interest margin and lower non-interest income.

Our increased provision for loan losses reflects net charge offs of $4.9 million. As uncertainty and turmoil in global financial markets intensified along with our perception of market risk, we again elevated certain quantitative and qualitative factors used in estimating our allowance for loan losses. Net charge-offs are comprised principally of $4.0 million of indirect auto loans. As of June 30, 2008, non-performing loans were $22.6 million or 1.9% of loans, a 16% decrease from the $26.9 million and 2.4% of loans as of March 31, 2008.

The allowance for loan losses increased to $16.6 million, amounting to 1.39% of total loans, resulting from our provision for loan losses exceeding net charge-offs for the period. Due to our accelerated resolution of nonperforming indirect auto loans, net charge-offs during the quarter represented 1.70% of average loans on an annualized basis compared to 0.63% and 0.15% for the prior quarter and the second quarter of last year, respectively.

The tax equivalent net interest margin of 3.25% for the three months ended June 30, 2008 increased in comparison with the 3.13% net interest margin reported during the first quarter of 2008. A more stable interest rate environment during the quarter enabled us to partially overcome the lag effect of the re-pricing of deposits relative to the 225 basis point decline of the prime rate during the year. However, we still see intense demand for liquidity in the global financial system and elevated competitive pressures in our local markets.

Non-interest income, excluding the effect of the write-down of the investment securities was $1.5 million in the second quarter compared to $1.6 million in the second quarter last year. The decrease is due primarily to lower sales of residential loans in the secondary market and a greater proportion of our residential mortgage loan production being held in our portfolio.

During the second quarter of 2008, non-interest expense rose 16% to $11.9 million compared to $10.2 million for the second quarter of 2007. The increase reflects approximately $248,000 attributable to the operations of Naples Capital Advisors, Inc., approximately $302,000 is in connection with increased collections and consulting costs incurred in connection with our indirect lending operation and its restructuring along with approximately $229,000 in severance costs associated with the elimination of certain employee positions and a $197,000 increase in FDIC deposit insurance.

 During the second quarter of 2008, the Board of Directors of TIB Financial Corp. declared a 1% stock dividend which was distributed on July 17, 2008 to all TIB Financial Corp. common shareholders of record as of July 7, 2008.  We believe this stock dividend in lieu of our historical cash dividend is a prudent measure to help sustain our strong capital position and improve future shareholder value. The Board of Directors will continue to evaluate our dividend policy in light of current and expected trends in our financial performance and financial condition.

In August 2007, the Board authorized the repurchase of up to 400,000 shares of the Company's outstanding common stock. The Company did not repurchase any shares during the second quarter of 2008.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.6 billion in total assets and 20 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Venice and Sebring. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $94 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com,  www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chairman and Chief Executive Officer at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

#           #           #           #           #

Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
Interest and dividend income	$21,777	$22,922	$23,863	$23,549	$23,950
Interest expense	10,368	12,066	12,513	12,263	12,068
NET INTEREST INCOME	11,409	10,856	11,350	11,286	11,882

Provision for loan losses	5,716	2,654	6,168	2,385	632

NON-INTEREST INCOME:
Service charges on deposit accounts	719	722	731	661	657
Fees on mortgage loans sold	213	232	220	287	406
Investment securities gain (loss), net	(1,912)	910	(5,660)	-	-
Investment advisory fees	136	125	-	-	-
Other income	475	472	439	1,195	547
Total non-interest income	(369)	2,461	(4,270)	2,143	1,610

NON-INTEREST EXPENSE:
Salaries & employee benefits	6,358	6,053	5,729	5,619	5,698
Net occupancy expense	2,186	2,014	2,052	2,041	1,977
Other expense	3,320	4,959	3,614	2,702	2,513
Total non-interest expense	11,864	13,026	11,395	10,362	10,188

Income (loss) before income taxes	(6,540)	(2,363)	(10,483)	682	2,672
Income tax expense (benefit)	(2,506)	(918)	(3,985)	188	960
NET INCOME (LOSS)	$(4,034)	$(1,445)	$(6,498)	$494	$1,712

BASIC EARNINGS (LOSS) PER SHARE:	$(0.29)	$(0.11)	$(0.50)	$0.04	$0.14

DILUTED EARNINGS (LOSS) PER SHARE:	$(0.29)	$(0.11)	$(0.50)	$0.04	$0.13

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June 30, 2008		March 31, 2008		December 31, 2007		September 30, 2007	June 30, 2007
Real estate mortgage loans:
Commercial	$646,223		$624,557		$612,084		$604,286	$580,506
Residential	173,729		128,191		112,138		110,055	109,034
Farmland	13,655		11,284		11,361		10,245	8,991
Construction and vacant land	156,706		159,377		168,595		150,808	153,917
Commercial and agricultural loans	67,234		70,170		72,076		70,847	73,426
Indirect auto dealer loans	99,208		112,163		117,439		127,219	131,078
Home equity loans	27,535		22,619		21,820		18,425	17,297
Other consumer loans	12,597		10,121		12,154		12,080	11,356
Total loans	$1,196,887		$1,138,482		$1,127,667		$1,103,965	$1,085,605

Gross loans	$1,198,526		$1,139,993		$1,129,156		$1,105,597	$1,087,264

Net loan charge-offs	$4,945		$1,771		$2,808		$721	$394
Allowance for loan losses	$16,627		$15,856		$14,973		$11,613	$9,949
Allowance for loan losses/total loans	1.39%		1.39%		1.32%		1.05%	0.92%
Non-performing loans[1]	$22,601		$26,870		$16,086		$16,565	$4,401
Allowance for loan losses/non-performing loans	74%		59%		93%		70%	226%
Non performing loans/gross loans	1.89%		2.36%		1.42%		1.50%	0.40%
Annualized net charge-offs/average loans	1.70%		0.63%		1.00%		0.26%	0.15%

Total interest-earning assets	$1,474,946		$1,410,981		$1,345,795		$1,305,795	$1,265,143
Other real estate owned	$5,037		$4,495		$1,846		$186	$-
Other repossessed assets	$2,706		$1,964		$3,136		$2,773	$2,370
Goodwill and intangibles, net of accumulated amortization	$8,463		$8,594		$7,458		$7,448	$7,409

Interest-bearing deposits:
NOW accounts	$185,770		$180,610		$161,878		$136,892	$151,359
Money market	162,943		180,207		176,900		185,789	198,760
Savings deposits	51,864		51,860		55,045		55,675	60,323
Time deposits	579,403		544,428		512,754		484,600	460,461
Non-interest bearing deposits	158,210		163,846		143,381		156,461	173,196
Total deposits	$1,138,190		$1,120,951		$1,049,958		$1,019,417	$1,044,099

Tax equivalent net interest margin	3.25%		3.13%		3.44%		3.52%	3.73%
Return (loss) on average assets	(1.07	) %	(0.39	) %	(1.83	) %	0.14%	0.50%
Return (loss) on average equity	(15.77	) %	(5.83	) %	(26.17	) %	1.93%	7.03%
Non-interest expense/tax equivalent net interest income and non-interest income	107.05%		97.46%		159.06%		76.69%	75.06%

Average diluted shares (basic for the quarters ended June 30, 2008, March 31, 2008 and December 31, 2007)	14,060,280		13,149,945		12,880,524		13,031,234	12,724,645
End of quarter shares outstanding	14,169,160		14,142,978		12,910,993		12,961,144	12,949,428
Total equity	$99,149		$103,443		$96,240		$100,651	$102,270
Book value per common share	$7.00		$7.31		$7.45		$7.77	$7.90
Total assets	$1,578,821		$1,512,637		$1,444,739		$1,395,547	$1,358,773

___________
  1 Non-performing loans in periods through March 31, 2008 include a loan of approximately $1.6 million which was fully guaranteed as to principal and interest by a U.S. government agency. We discontinued accruing interest on this loan during the fourth quarter of 2006 pursuant to a ruling made by the agency. The loan guarantee was honored during the second quarter of 2008 resulting in the repayment of the guaranteed amount of principal and interest.

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended June 30, 2008			Quarter Ended June 30, 2007
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,168,413	$19,279	6.64%	$1,083,868	$21,398	7.92%
Investments	176,266	2,073	4.73%	140,683	1,796	5.12%
Interest bearing deposits	4,916	32	2.63%	340	4	4.72%
Federal Home Loan Bank stock	8,742	125	5.77%	8,288	124	6.00%
Fed funds sold and securities purchased under agreements to resell	59,586	312	2.11%	53,247	709	5.34%
Total interest earning assets	1,417,923	21,821	6.19%	1,286,426	24,031	7.49%
Non-interest earning assets	94,698			87,093
Total assets	$1,512,621			$1,373,519

Interest bearing liabilities:
NOW	$189,220	$772	1.64%	$159,343	$1,325	3.34%
Money market	170,742	951	2.24%	195,945	2,068	4.23%
Savings	50,852	131	1.04%	58,753	274	1.87%
Time	539,982	6,029	4.49%	475,985	5,947	5.01%
Total interest-bearing deposits	950,796	7,883	3.33%	890,026	9,614	4.33%
Short-term borrowings and FHLB advances	217,307	1,667	3.09%	158,610	1,776	4.49%
Long-term borrowings	63,000	819	5.23%	33,000	678	8.24%
Total interest bearing liabilities	1,231,103	10,369	3.39%	1,081,636	12,068	4.48%

Non-interest bearing deposits	158,376			174,253
Other liabilities	20,287			19,981
Shareholders’ equity	102,855			97,649
Total liabilities and shareholders’ equity	$1,512,621			$1,373,519

Net interest income and spread		$11,452	2.80%		$11,963	3.01%

Net interest margin			3.25%			3.73%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
YEAR TO DATE AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,152,901	$39,429	6.88%	$1,072,260	$42,357	7.97%
Investments	167,020	4,013	4.83%	137,691	3,486	5.11%
Interest bearing deposits	3,149	44	2.79%	465	12	5.20%
Federal Home Loan Bank stock	8,615	252	5.88%	8,001	236	5.95%
Fed funds sold and securities purchased under agreements to resell	76,931	1,056	2.76%	53,766	1,405	5.27%
Total interest earning assets	1,408,616	44,794	6.39%	1,272,183	47,496	7.53%
Non-interest earning assets	95,521			85,397
Total assets	$1,504,137			$1,357,580

Interest bearing liabilities:
NOW	$186,601	$1,889	2.04%	$154,630	$2,580	3.36%
Money market	174,912	2,375	2.73%	186,414	3,882	4.20%
Savings	50,930	312	1.23%	53,834	413	1.55%
Time	538,023	12,432	4.65%	494,557	12,268	5.00%
Total interest-bearing deposits	950,466	17,008	3.60%	889,435	19,143	4.34%
Short-term borrowings and FHLB advances	213,984	3,703	3.48%	153,518	3,444	4.52%
Long-term borrowings	63,000	1,724	5.50%	33,022	1,358	8.29%
Total interest bearing liabilities	1,227,450	22,435	3.68%	1,075,975	23,945	4.49%

Non-interest bearing deposits	155,978			169,745
Other liabilities	19,480			19,651
Shareholders’ equity	101,229			92,209
Total liabilities and shareholders’ equity	$1,504,137			$1,357,580

Net interest income and spread		$22,359	2.71%		$23,551	3.04%

Net interest margin			3.19%			3.73%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

Nonaccrual loans are as follows:

	As of June 30, 2008			As of March 31, 2008
Loan Type	Number of Loans	Outstanding Balance	% of Applicable Loan Portfolio(s)	Number of Loans	Outstanding Balance	% of Applicable Loan Portfolio(s)
Residential	27	$5,207	2.9%	24	$5,000	3.9%
Commercial and agricultural	4	674	1.0%	2	286	0.4%
Commercial real estate	5	1,532	0.2%	4	2,372	0.4%
Commercial land development	4	13,954	8.9%	2	13,840	8.7%
Government guaranteed loan	-	-	0.0%	1	1,641	0.3%
Indirect auto-dealer, auto and consumer loans	95	1,234	1.3%	272	3,731	3.3%
Total		$22,601	1.9%		$26,870	2.4%

Impaired loans are as follows:

	June 30, 2008	March 31, 2008
Loans with no allocated allowance for loan losses	$4,301	$5,783
Loans with allocated allowance for loan losses	18,107	18,106
Total	$22,408	$23,889

Amount of the allowance for loan losses allocated	$2,258	$2,274

Nonaccrual Loan Activity (Other Than Indirect Auto and Consumer)

Nonaccrual loans at March 31, 2008	$23,139
Loans returned to accrual	(272)
Net principal paid down on nonaccrual loans	(1,482)
Charge-offs	(689)
Loan in-substance foreclosed	(855)
Loans placed on nonaccrual	1,526
Nonaccrual loans at June 30, 2008	$21,367

OREO Activity

OREO as of March 31, 2008	$4,495
Real estate foreclosed	855
Other increases	-
Write-down of value	-
Property sold	(313)
OREO as of June 30, 2008	$5,037